Exhibit 10.22

SPECIALIZED TECHNOLOGY RESOURCES, INC.
MANAGEMENT INCENTIVE PLAN

1.             Purpose.   This Plan includes a continuation of the management compensation program of the Company, which has been in place but informally documented for many years, and is designed to give to key managers of the Company additional incentive to promote the Company’s further development and success.

2.             Definitions.   The following terms shall have the meanings given below unless the context otherwise requires:

(a)           “Individual Incentive Plan” means, with respect to each Manager, an annual statement of goals or objectives for such Manager based primarily on the EBITDA or revenues of the Company and its Subsidiaries as a whole, or of such profit center or SBU of the Company as the Committee may determine, with respect to the performance or achievement of which the Manager’s bonus entitlement under the Plan shall be determined. The Individual Incentive Plan with respect to any Manager may also include such other qualitative or quantitative objectives or conditions as the Committee may determine in its sole discretion, in which event the Individual Incentive Plan shall include, as appropriate, a statement as to how such objectives shall be weighted in determining the Manager’s performance.

(b)           “Chief Executive Officer” means the President and Chief Executive Officer of the Company.

(c)           “Company” means Specialized Technology Resources, Inc. Unless the context otherwise requires, references to the Company shall be deemed to include its Subsidiaries.

(d)           “Committee” means the Compensation Committee of the Board of Directors of the Company.

(e)           “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(f)            “Manager” means an eligible employee of the Company who has been granted a bonus under the Plan.

(g)           “Plan” means the Specialized Technology Resources, Inc. Management Incentive Plan.

(h)           “Plan Year” means a fiscal year of the Company.

(i)            “Salary” means, with respect to any Manager, such Manager’s annual base salary rate at the beginning of any Plan Year.

(j)            “SBU” means a strategic business unit of the Company.

(k)           “Subsidiary” means any entity in which the Company owns directly or indirectly a majority of the outstanding voting stock or other equity securities.

(1)           “Target Bonus” means that bonus, expressed as a Bonus Percentage of Salary, to which a Manager shall be entitled for a Plan Year during which the Manager is continuously employed by the Company on a full-time basis and achieves 100% of his or her annual financial and qualitative objectives.

(m)          “Target Bonus Multiplier” means a number ranging from 0.500 to 2.000 by which a Manager’s Target Bonus is multiplied to obtain the amount of the Manager’s bonus.

(n)           “Bonus Percentage” means a percentage of a Manager’s Salary ranging from a minimum of 5% to a maximum of 50% which the Manager may earn as a bonus under the Plan if the Manager achieves l 00% of his or her Individual Incentive Plan.

3.             Eligibility. Bonus rights may be granted under the Plan by the Committee to those full-time, salaried employees recommended by the Chief Executive Officer who, in the sole opinion of the Committee are, from time to time, responsible for the management and/or growth of all or part of the business of the Company, and who have signed the Company’s standard form of Non-Compete Agreement, as amended from time to time. Without limiting the foregoing discretion of the Committee, persons eligible to receive bonus awards under the Plan shall include, but not be limited to, the Company’s Chief Executive Officer, Chief Financial Officer, managers of SBU’s, regional SBU managers, designated foreign affiliate managers, senior level marketing and sales managers, and designated department managers.

4.             Granting of Bonuses Rights.  Bonuses rights may be granted under the Plan at the recommendation of the Chief Executive Officer, subject to approval by the Committee. The Chief Executive Officer, with the assistance of the Chief Financial Officer and Controller of the Company, shall prepare bonus recommendations for review and action by the Committee as soon as reasonably possible following the availability of audited financial statements of the Company for its most recently completed fiscal year. No such bonus right shall be deemed granted under the Plan unless and until such Manager’s bonus eligibility and Individual Incentive Plan have been approved by the Committee with the concurrence of the Chief Executive Officer. No Manager shall be deemed to have earned a bonus payment except in relation to the level of achievement of the Manager’s applicable Individual Incentive Plan and subject to the payment limitations in Section 7 and other provisions of the Plan. As soon as reasonably possible following the approval by the Committee with the concurrence of the Chief Executive Officer of a Manager’s bonus eligibility for a Plan Year, such Manager shall be provided in writing with a statement of such Manager’s bonus entitlement and the conditions to the earning and payment of such bonus including, but not limited to, the following information:

(a)           the Manager’s Salary as of the beginning of the current Plan Year;

(b)           the Manager’s Target Bonus;

(c)           the Manager’s Bonus Percentage;

(d)           the Manager’s Individual Incentive Plan; and

(e)           in the event of multiple bonus criteria, the weightings to be given such criteria in determining the bonus.

5.             Minimum and Maximum Bonuses.  A Manager’s bonus entitlement under the Plan will range from 0% to 200% of his or her Target Bonus. Actual entitlement will be based upon performance relative to goals and objectives set forth in the Manager’s Individual Incentive Plan and revenue growth objectives individually established for Managers who are sales and marketing executives. Attachment 1 sets forth Bonus Plan Multipliers for use in connection with Individual Incentive Plans based upon SBU EBITDA of less than $4.0 million. SBU EBITDA of $4.0 million or greater, or revenue growth. All EBITDA targets will include fully funded provision for expected bonus payments at all performance payout levels so that such targets take into account the payment of bonuses as normal operating expenses in determining bonus entitlements at any level. All targets and EBITDA or revenue growth objectives will exclude the impact of any unbudgeted acquisition. With respect to Individual Incentive Plans based upon EBITDA, annual budgeted EBITDA must represent at least a 5% increase over the prior year’s actual results in order for the Manager to achieve any bonus entitlement during that Plan Year.

6.             Determination, Approval and Payment of Bonuses.  Bonuses payable under the Plan shall be determined by the Chief Financial Officer and Controller and shall be subject to approval by the Chief Executive Officer and the Committee. Payment of any bonus so approved shall be made on April 30 of the year following the year with respect to which the bonus is determined. In the event that the Company has not received its audited financial statements for the prior year by March 31 of such following year, such bonus shall be paid on April 30 of such year or as soon as practicable thereafter, consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, but in no event later than the last day of such following year.

7.             Payment Limitations.

(a)           No bonus shall be payable to any Manager who is not a full-time employee of the Company on the day such bonus would otherwise be paid, subject to any contrary provision which may appear in any contract between the Company and such Manager.

(b)           Any bonus otherwise payable to a Manager may be reduced or eliminated in the event that the payment of such bonus would cause the Company to be in violation or default of any bank financial covenant or in view of any extraordinary circumstance as determined by the Board of Directors of the Company; provided, however, that any such reduction or elimination shall be applied consistently and ratably to all eligible Managers.

8.               Tax Withholding Requirements.  All bonus payments under the Plan shall be subject to any applicable federal, state, municipal and foreign tax withholding requirements.

9.               No Right to Receive Bonuses; No Employment Rights.  No eligible Manager shall have any right to receive bonuses except as the Committee may determine. The Plan does not confer upon any employee any right to continued employment with the Company or a Subsidiary, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees.

10.             Term, Termination and Amendment.  The Plan and continuation of the management compensation program of the Company which it contains was approved by the Board of Directors of the Company on May 14, 2002 and shall remain in effect until terminated by the Board of Directors, subject to such modifications and amendments of the Plan as the Board of Directors may from time to time adopt. However, no such termination, modification or amendment shall adversely affect any bonus entitlement of a Manager based upon an Individual Incentive Plan which has previously been approved by the Chief Executive Officer and the Committee and presented in writing to such Manager, other than as provided under 7. (b).

Issued fiscal year 2008